Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
May 1, 2002	Nasdaq-ACTT

ACT TELECONFERENCING PROVIDES UPDATED TREND INFORMATION
In-Country voice conferencing services for March up 57% over December 2001

DENVER — ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), a leading independent worldwide provider of audio, video, and Internet conferencing products and services, today released detailed revenue trends by product line for the period December 2001 to April 2002 to illustrate certain significant improving changes in its business. The Company said it plans to regularly provide shareholders with continuing real time information concerning important revenue and product line trends.

ACT Chairman and CEO Gerald D. Van Eeckhout said, “Our traditional in-country revenues grew 57% when comparing March 2002 to December 2001, and we expect the growth in this segment to exceed 80% for the four-month period ended April 30, 2002.” Van Eeckhout said this growth more than offset the reduction in volumes on the Concert platform, which he said the Company expected to recapture under AT&T, in the second half of 2002.

Total revenue for March 2002 improved by 55% when compared with December 2001, and the Company said it expected April 2002 revenue would grow by 66% as compared with December 2001.

The Company said it would release its first quarter earnings results in the first half of May and noted that it was making excellent progress in resolving outstanding videoconferencing network cost issues following its acquisition of the PictureTel videoconferencing services business.

The Company attributed growth in its business to three main factors:

•	the general economic environment appeared to be recovering
•	automation was driving volumes
•	improving videoconferencing revenues

The Company released its most up-to-date trend analysis and estimates for four months up to Monday April 29, 2002 as follows:

Monthly Revenues $000	December 2001	January 2002	February 2002	March 2002	April 2002	Dec-Mar 3 Month Growth %	Dec-Apr 4 Month Growth %
In-Country Audioconferencing	$1,712	$2,142	$2,444	$2,688	$3,085	57%	80%
Concert International Revenues	625	443	422	492	315	(21)%	(50)%

Total Audioconferencing Revenues	2,337	2,585	2,866	3,180	3,400	36%	45%
Videoconferencing Revenues	731	870	904	1,346	1,300	84%	78%
Other Revenues*	—	294	240	234	400	—	—

Total Revenues	$3,068	$3,749	$4,010	$4,760	$5,100	55%	66%

*Web Conferencing, Video Event and Equipment Revenues (also includes the acquisition of Proximity

The Company said although video revenues were sequentially flat in April, it had recently won a large European-based videoconferencing customer, which would start using the platform in May. Consequently, a further increase in videoconferencing revenues, originally expected to commence in April, is now expected to begin in May.

The Company said results for the first quarter ended March 31, 2002 would include a net loss, but would be an improvement over the fourth quarter of 2001 given the impact of the reduction in Concert volumes and the significant, but temporary six-month transitional increase in videoconferencing network costs following the PictureTel video services acquisition in October 2001.

Van Eeckhout said, “In a fast growing business like ours, with very large customers, predicting the future is not easy, however, these growth trends look exciting. In December we experienced a sharp drop in revenues, which resulted in losses for December and the fourth quarter. By March we had recovered to break even in net income for the month of March, and for April and May we appear to be in a continuing upward trend with expected positive net income for those two months.

About ACT Teleconferencing
Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, and Internet electronic meeting conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing and local language services. The Company’s headquarters are located in Denver,

Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement and all numbers are subject to audit review. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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CONTACTS:
ACT Teleconferencing, Inc.	Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager	KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000	Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com	E-mail: kc@pfeifferhigh.com

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